Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Megan Crudele
Media: Samantha Cohen
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FIRST QUARTER

2012 FINANCIAL RESULTS

~ First Quarter Net Income Up 17%; EPS $.48 vs. $.42 Prior Year ~

~ Second Quarter Fiscal 2012 Estimated EPS Range of $.46 to $.50 versus $.42 in Second Quarter Fiscal 2011 ~

~ Increase Estimated Fiscal 2012 EPS Range to $1.65 to $1.77 ~

~ Increasing quarterly dividend 12.5% from $.08 to $.09 ~

ROCHESTER, N.Y. – July 21, 2011 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its first quarter ended June 25, 2011.

First Quarter Results

Sales for the first quarter of fiscal 2012 increased 4.2% to a record $164.8 million compared to $158.2 million for the first quarter of fiscal 2011. Comparable store sales increased 2.1%, following a 5.1% increase last year. Comparable store sales increased approximately 5% for exhaust, 5% for shocks, 3% for brakes and 2% for tires, were flat for maintenance services, and were down approximately 5% for alignments.

Gross margin increased to 43.0% in the first quarter from 41.7% in the prior year quarter due to various factors including increased vendor rebates, selling price increases that were implemented in response to increased material costs in the tire and oil categories, and improved labor productivity. Total operating expenses were $44.7 million, or 27.1% of sales, as compared with $43.4 million, or 27.4% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to operating leverage.

Operating income for the quarter increased 15.6% to a record $26.1 million from $22.6 million in the first quarter of fiscal 2011. Interest expense was $1.1 million as compared to $1.5 million in the first quarter of fiscal 2011.

Net income for the first quarter increased 16.9% to a record $15.4 million from $13.2 million in the prior year period. Diluted earnings per share for the quarter increased 14.3% to $.48, as compared to diluted earnings per share of $.42 in the first quarter of fiscal 2011, and exceeded the high end of the Company’s estimated range of $.44 to $.47. Net income for the first quarter reflects an effective tax rate of 38.5% as compared with 37.7% for the prior year period.

The Company added 24 locations, including acquired stores, and closed three locations during the quarter, ending the quarter with 802 stores.

Robert G. Gross, Chairman and Chief Executive Officer stated, “We started fiscal 2012 off on a strong note, and are pleased with our record sales results as well as better-than-expected gross margin and earnings per share in the first quarter. As planned, we implemented price increases during the quarter to pass through higher material costs, which helped drive our gross margin improvement. Importantly, our strong business model has provided us with the flexibility to pull different levers to expand our operating margin, and we believe that this will continue to be an advantage going forward. Additionally, we are encouraged with the results of the recently acquired Vespia stores, which have thus far performed ahead of expectations. Overall, we are pleased with our first quarter performance, which is the result of continuing to leverage our successful, low cost business model, as well as the ability of our employees to execute well and consistently provide excellent service to our loyal customers.”

Quarterly Dividend Increase

Additionally, the Company announced that its Board of Directors has indicated its intention to pay a regular quarterly cash dividend of $.09 per share during the remainder of fiscal 2012, representing an increase of $.01 or 12.5%, from the quarterly dividends paid in fiscal 2011. The second quarter fiscal 2012 cash dividend of $.09 per share was declared by the Board and is payable on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The second quarter dividend is payable on September 16, 2011 to shareholders of record at the close of business on September 6, 2011.

Company Outlook

Based on current visibility, business and economic trends, the recently completed Vespia acquisition, as well as fiscal 2012 being a 53-week year, the Company continues to anticipate fiscal 2012 comparable store sales growth in the range of 4% to 6% (2% to 4% adjusted for days) and is increasing its estimated fiscal 2012 diluted earnings per share to a range of $1.65 to $1.77, from the range of $1.61 to $1.75. The estimate is based on 32.0 million weighted average shares outstanding. The Company’s expected sales range for the year remains at $690 to $705 million.

For the second quarter of fiscal 2012, the Company anticipates comparable store sales growth in the range of 1% to 3%. The Company expects diluted earnings per share for the second quarter to be between $.46 and $.50, as compared to $.42 for the second quarter of fiscal 2011.

Mr. Gross concluded, “We continue to have a positive outlook for our business in fiscal 2012 and the long-term, although we may continue to experience more moderate sales growth this year as a result of the macroeconomic environment, high gas prices and depressed consumer confidence. At the same time, we believe that this environment leaves us well-positioned to take advantage of additional acquisition opportunities, which should further expand our market share and more strongly position the Company for continued profitable growth. Additionally, we anticipate continuing to achieve operating margin expansion through the integration of our recent acquisitions, the flexibility of our business model and our ability to leverage SG&A expenses. Finally, it is a testament to the strength of our business that we have increased our dividend for the sixth time in as many years while growing our company, increasing our operating leverage and using capital to pursue opportunistic acquisitions.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 21, 2011 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 877-795-3613 and using the required pass code of 9541569. A replay will be available approximately one hour after the recording through Thursday, August 4, 2011, and can be accessed by dialing 877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through August 4, 2011.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr.

Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 801 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 26, 2011.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2012	2011	% Change
Sales	$164,817	$158,240	4.2%
Cost of sales, including distribution and occupancy costs	94,006	92,241	1.9

Gross profit	70,811	65,999	7.3

Operating, selling, general and administrative expenses	44,481	43,060	3.3
Intangible amortization	359	296	21.4
(Gain) loss on disposal of assets	(171)	19

Total operating expenses	44,669	43,375	3.0

Operating income	26,142	22,624	15.6
Interest expense, net	1,124	1,471	(23.6)
Other income, net	(100)	(67)	50.2

Income before provision for income taxes	25,118	21,220	18.4
Provision for income taxes	9,676	8,009	20.8

Net income	$15,442	$13,211	16.9

Diluted earnings per share	$.48	$.42	14.3

Weighted average number of diluted shares outstanding	31,986	31,554
Number of stores open (at end of quarter)	802	785

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 25, 2011	March 26, 2011
Current assets
Cash	$4,802	$2,670
Inventories	103,077	98,964
Other current assets	29,111	27,149

Total current assets	136,990	128,783
Property, plant and equipment, net	199,246	200,596
Other noncurrent assets	151,657	122,461

Total assets	$487,893	$451,840

Liabilities and Shareholders’ Equity
Current liabilities	$108,930	$109,440
Long-term debt	62,635	41,990
Other long term liabilities	21,005	20,161

Total liabilities	192,570	171,591
Total shareholders’ equity	295,323	280,249

Total liabilities and shareholders’ equity	$487,893	$451,840